EMPLOYEE INCENTIVE STOCK PURCHASE AGREEMENT
(English Translation)

This EMPLOYEE INCENTIVE STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of September 26, 2013, is made by and among CHINA INFORMATION TECHNOLOGY, INC., a British Virgin Islands company (“the Company” or “Party A”), [ ], the Company’s employee (“Party B”), and Mr. Jiang Huai Lin, the Company’s Chairman and Chief Executive Office (“Party C”).

WHEREAS:

1. CHINA INFORMATION TECHNOLOGY, INC. is a company existing under the laws of the British Virgin Islands with registration number of 1718210 and listing on NASDAQ stock market (Stock symbol: CNIT). The Company’s outstanding shares as of the Agreement date were 27,007,608 shares.

2. Party B is an individual citizen of the People’s Republic of China.

3. Party C, Chairman and CEO of the Company, is an individual citizen of the People’s Republic of China.

4. For the purpose of employee incentive and motivation, Party A intends to grant its ordinary shares (the “Shares”) at certain price to its employees under the Company’s 2013 EQUITY INCENTIVE PLAN.

5. Party B agrees to acquire the Shares by paying cash.

6. In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:.

Article 1: Quantity of Shares

Party B agrees to subscribe [       ] duly authorized and issued ordinary shares of Party A.

Article 2: Price, Permitted Selling Period and Payment

1. Party B acquires the Shares by paying cash.

2. Price: US$3.0 per share

3. Permitted Selling Period: Refer to “Article 8” of this Agreement.

4. Payment: Party B pay the purchase price through wire transfer to Party A’s designated back account as below:

Bank Name: [                ]

Account Name: [                  ]

Account No: [                  ]

5. Other covenants: Party A shall issue the Shares to Party B in a timely manner after Party B submits written evidence showing that the purchase price has been fully paid to Party A.

6. Each Party bear its own tax and expenses occurred hereunder.

Article 3: Effectiveness

1. The Agreement is fully executed by each Party and becomes enforceable upon the satisfaction of all of the following conditions:

(1) The grant of Shares is approved by Party A’s Compensation Committee and Audit Committee of the Boards of Directors.

(2) The grant of Shares complies with relevant laws and regulations of U.S. Securities and Exchange Commission and NASDAQ stock market.

(3) Party A and Party B have signed the CHINA INFORMATION TECHNOLOGY, INC. 2013 EQUITY INCENTIVE PLAN RESTRICTED SHARE AWARD AGREEMENT.

Article 4: Pre-conditions of this Agreement

No pre-conditions under this Agreement expect for Article 3.

Article 5: Representations and Warranties

1. Party A’s Representations and Warranties:

(1) Party A is a business entity legally established and has requisite corporate power and authority to execute and perform obligations under the Agreement. This Agreement represents Party A’s true intention;

(2) Party A’s execution of the Agreement shall not result in violation of any applicable laws, regulations, documents and the Company’s Articles of Association or conflict with any existing contracts entered into by Party A or representations and warranties made by Party A to any third-party;

(3) There are no material illegal behaviors committed by Party A within the last 12 months or any major lawsuits, arbitrations, administrative penalties or liabilities that may result in material adverse effect on the transactions contemplated by this Agreement.

(4) Party A undertakes to cooperate with Party B and Party C for the implementation of the Agreement, pursuant to applicable laws and regulations.

2. Party B’s Representations and Warranties:

(1) As an individual, Party B holds full civil rights and capacity.

(2) Party B undertakes to fully pay the purchase price of the Shares in a timely manner in accordance with this Agreement.

(3) Party B will transfer his Shares only in the Permitted Selling Period (as defined below).

(4) Party B is not subject to any investigation for being suspected of a crime by law enforcement institutions in China or any investigation by the United States Securities and Exchange Commission for alleged violations of laws and regulations.

(5) Party B undertakes to not sell the Shares during the period when Party A is repurchasing its own shares through a share repurchase program that it may adopt shortly after the Agreement date (the “Share Repurchase Program”). Party B agrees to sell Shares only during the Permitted Selling Period.

(6) During the Permitted Selling Period, if Party B resigns, his or her employment is terminated by the Company due to Party B’s violation of applicable labor law or Party B is determined to be missing, unconscious, or dead by relevant government authorities, the Shares owned by Party B will be acquired by Party C at a purchase price of US$3.00 per share.

(7) Party B shall bear his own legal responsibility if he violates any terms and provisions of this Agreement and applicable laws and regulations.

3. Party C’s Representations and Warranties:

(1) Party C holds full civil rights and capacity.

(2) Party C will dispose, acquire and otherwise purchase Party B’s Shares at a timely manner and fully pay the purchase price in accordance with this Agreement.

(3) Party C will not harm the interests of other Parties and other shareholders of Party A as the Company’s controlling shareholder.

(4) Party C is not and has not been subject to administrative penalties by US Securities and Exchange Commission or public reprimand by the Nasdaq stock market during the 12 months.

(5) Party C is not subject to any investigation for being suspected of a crime by law enforcement institutions in China or any investigation by the United States Securities and Exchange Commission for alleged violations of laws and regulations.

Article 6: Confidentiality

1. Each Party shall keep confidentiality in the Agreement before its public disclosure pursuant to applicable laws and regulations of US Securities and Exchange Commission and the NASDAQ stock market.

2. Each Party shall keep confidentiality in other Parties’ trade secret and other documentations in connection with this transaction.

Article 7: Guarantee and Counter-guarantee [Applicable only if Party B is not an officer/director of Party A]

Party B has entered into a loan contract with a local bank (Contract No.:[ ]) for the purpose of acquiring the Shares. Party A agrees to guarantee Party B’s repayment liability under the loan contract.

1. To assure Party B’s timely loan repayment, and Party A’s guarantee will not harm the interests of other shareholders, Party B provides counter-guarantee to Party A by pledging his Shares to Party A.

2. Party A shall return the Shares to Party B and release Party B’s liability of counter-guarantee when Party B fully pays off his bank loan and interests.

3. Any expenses or charges resulted from Party B’s default (including failure to pay off principals, interests and any necessary expenses caused from recourse action by bank) shall be borne by Party B.

Article 8: Selling Shares

1. Party B may sell any of his Shares during the period if (a) the Company has completed its Share Repurchase Program or (2) 13 months after the Shares are issued to Party B, provided that, the Company does not adopt the Share Repurchase Program during such 13 month period (the “Permitted Selling Period”)

2. If Party B desires to sell his Shares in the Permitted Selling Period, but before his bank loan is fully paid off and Party A’s guarantee liability is released, Party B shall submit a written application for resale to Party A and agree that the proceeds from the sale shall be firstly used to pay off loans until Party A’s guarantee liability is released.

3. Upon receipt of Party B’s Shares sale application, Party A shall assist Party B in selling his Shares under applicable US federal securities laws and NASDAQ trading rules. Party B should bear any possible losses due to market and stock performance fluctuations.

4. During the Permitted Selling Period but before Party B’s bank loans are fully paid off, if any following event occurs: (a) Party B is missing, unconscious or dead accidentally; or (b) Party B is not able to pay off bank loans or accrued interests in a timely manner due to personal freedom being limited under laws or other special reasons, Party C is authorized to dispose the Shares on behalf of Party B, and the proceeds of such disposal shall be first used to pay off Party B’s bank loan and interests and release Party A’s guarantee liability, and the remaining amount (if any) will be returned to Party B or his legal heirs. In the event there is no existing Share Repurchase Program, Party C may acquire Shares or sell the Shares on behalf of Party B on the open market. If Party C acquires such Shares, the purchase price shall not be lower than the average closing price as reported on Nasdaq for the previous 20 trading days. If the final selling price is lower than US$ 3.00 per share, Party C agrees to us his personal assets to make up the difference.

5. If the closing price of Shares as reported on Nasdaq market is lower than US$3.00 per share on the first trading day after the third anniversary of the date that the Shares are issued to Party B, Party B is entitled to request and Party C agrees to purchase any Shares then held by Party B at a price of US$3.00 per share. If Party B’s bank loan has not been fully paid off by then, Party C has the right to deduct sufficient amount from the proceeds to pay off Party B’s bank loan and accrued interests and remove Party A’s guarantee liability, and then return the remaining amount of the proceeds (if any ) to Party B.

6. Any taxes and expenses incurred in the sale of Shares shall be borne by Party B.

Article 9: Breach of the Agreement

Any Party violates any terms and conditions, representations and warranties hereunder shall be deemed breach of the Agreement and should undertake its relevant liability. Expect as specified otherwise under applicable law and regulations, if any Party fails to perform its obligations under this Agreement, the non-breaching Party has the right to request the breaching Party to continue to perform its obligations under the Agreement and remedy any losses incurred from such breaches.

Article 10: Applicable Laws and Dispute Resolutions

1. This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.

2. Any and all disputes arise from the implementation of this Agreement shall be sovled through friendly negation among the Parties. Any Party is entitled to submit the disputes to judicial institutions with jurisdiction if no consensus is reached through negotiation.

Article 11: Rescission and Termination

1. If Party B fails to pay the full amount of purchase price of the Shares by wire transfer to Party A’s designated bank account on or before October 31, 2013, this Agreement shall be automatically terminated.

2. Any force majeure results in impossibility to perform obligations under the Agreement by any Party, this Agreement may be terminated upon written confirmation by all of the Parties.

3. If any Party’s material breach of the Agreement results in the other Party’s incapability in the performance of the Agreement, the other Party has the right to terminate this Agreement.

4. The termination of this Agreement shall not be deemed in any event as a waiver by the non-breaching Party’s right to claim its losses from the breaching Party.

5. The Agreement may be terminated by all the Parties.

Article 12: Miscellaneous

1. Each Party shall strictly comply with applicable laws and regulations of the People’s Republic of China and US federal securities laws, and disclosure obligations thereunder, if any.

2. Each Party shall strictly comply with the Insider Trading Policy of Party A and US federal securities laws, including but not limited to Rule 144 thereunder.

3. Unless as specified otherwise, this Agreement will be terminated if it has not been fully executed on the first anniversary of the Agreement date.

4. Any amendments or supplements to the Agreement shall be made by all of the Parties in writing and constitute a part of this Agreement.

5. This Agreement is final and supersedes all other written or oral statements, guarantees and letters of intent of the Parties (expect for the CHINA INFORMATION TECHNOLOGY, INC. 2013 EQUITY INCENTIVE PLAN RESTRICTED SHARE AWARD AGREEMENT).

6. There are four original copies of this Agreement with the same force. Each Party holds one copy and the remaining copy is for filing purpose.

[Signature Page Follows]

Party A: CHINA INFORMATION TECHNOLOGY, INC.

______________________________
Jiang Huai Lin
Chairman and CEO

Party B [Employee]

_____________________________
[Employee Name]

Party C

_____________________________
Jiang Huai Lin, as individual